Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated May 3, 2012, with respect to the financial statements of CaseCentral, Inc. included in this Current Report on Form 8-K/A (Amendment No. 1) of Guidance Software, Inc. We hereby consent to the inclusion of said report in this Form 8-K/A (Amendment No. 1) and to the incorporation by reference in the Registration Statements of Guidance Software, Inc. on Form S-3 (File No. 333-180849) and on Forms S-8 (File No. 333-140007, effective January 16, 2007, and File No. 333-167656, effective June 21, 2010).

/s/ GRANT THORNTON LLP

San Francisco, CA
May 7, 2012